Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Matthew Jones Chief Financial Officer 1845 Walnut Street Philadelphia, PA 19103 (215) 546-5005 (215) 546-4785 (facsimile)

ATLAS PIPELINE PARTNERS, L.P.
REPORTS SECOND QUARTER AND SIX MONTH 2005 RESULTS
Philadelphia, PA, August 1, 2005 – Atlas Pipeline Partners, L.P. (NYSE:APL) (the “Partnership”) today reported record earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $10.9 million for the second quarter 2005 compared with $3.4 million for the prior year second quarter, an increase of $7.5 million or 221%. Net income for the second quarter 2005 was $3.6 million, or $0.20 per limited partner unit, compared with $2.8 million for the second quarter 2004, or $0.47 per limited partner unit. The period over period increase in EBITDA was primarily related to contributions from the two acquisitions consummated since the prior year second quarter, including Spectrum Field Services, Inc. (“Spectrum”) in July 2004 and the ETC Oklahoma Pipeline, Ltd. (“Elk City”) in April 2005, and continued growth in our Appalachian operations. Total revenues for the second quarter 2005 were $85.2 million compared with $4.5 million for the second quarter 2004.
Solely for purposes of comparing the second quarter 2005 to the prior year period and after adjusting for selected items affecting comparability between those periods, the Partnership’s second quarter 2005 adjusted net income was $6.6 million, or $0.56 per basic limited partner unit, compared with second quarter 2004 adjusted net income of $2.8 million, or $0.47 per basic limited partner unit. A schedule is provided at the end of this release to reconcile net income to adjusted net income and provide further information on the specific items affecting comparability.
On June 13, 2005, the Partnership announced that it declared a record quarterly cash distribution for the second quarter 2005 of $0.77 per limited partner unit payable August 5, 2005 to holders of record as of June 30, 2005. Including this cash distribution, the ratio of distributable cash flow to total cash distributions for the twelve months ended June 30, 2005 is 1.1x.
“Our second quarter results were driven by our significant strategic growth investments in the Mid-Continent area,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Partnership’s general partner. “Our two acquisitions in this region since July 2004, including the Elk City system assets acquired during the second quarter of 2005, fueled our record quarterly EBITDA. The Elk City assets further enhance our operations in the Mid-Continent region by providing us with significant fixed-fee business and represent an additional platform with considerable growth opportunities. In Appalachia, we have experienced solid growth as a result of escalating drilling activity within the region. This combined growth in our overall business is the basis for our decision to increase our quarterly distribution to $0.77 per limited partner unit, representing a 22% increase over the second quarter of 2004 and fifth consecutive distribution increase, demonstrating our current and future expectations of these assets and our objective to maximize the return to our unitholders.”

Segment Analysis
Mid-Continent
The Mid-Continent segment was initiated upon acquisition of the Partnership’s Velma system assets in July 2004. Revenues and segment operating profit for the second quarter 2005 also include contributions from the Elk City system assets, which were acquired in April 2005. For the second quarter of 2005, the Velma system connected 25 new wells to its gas gathering system. Overall, 153 new wells were connected to the system for the twelve months ended June 30, 2005. Gross natural gas processed averaged 68.3 million cubic feet per day (“mmcfd”), an increase of 8% from the first quarter of 2005. On the Elk City system, 9 new wells were connected from April 13, 2005, its date of acquisition, to June 30, 2005.
Appalachia
Transmission and compression revenues for the Appalachian system increased to $5.4 million for the second quarter 2005, a 20% increase from $4.5 million for the second quarter 2004. Average transportation rate per thousand cubic feet (“mcf”) rose to $1.08 for the second quarter 2005 from $0.94 for the prior year second quarter due mainly to the rise in natural gas prices. Throughput volumes increased to 54.7 mmcfd for the second quarter 2005, an increase of 4.3% from the second quarter 2004. These increases were principally due to an increase in wells connected to the pipeline system. For the second quarter 2005, 105 new wells were connected to the gathering system. Overall, 358 new wells were connected to the system for the twelve months ended June 30, 2005 compared with 310 wells connected for the twelve months ended June 30, 2004.
Corporate and Other
General and administrative expenses, including amounts reimbursed to affiliates, increased $3.2 million to $3.8 million for the second quarter 2005 from $0.6 million for the second quarter 2004. This increase was primarily related to general and administrative expenses associated with the operations of the acquired assets in the Mid-Continent region and $1.7 million of non-cash compensation expense related to vesting of incentive awards. Depreciation and amortization increased $2.5 million to $3.1 million for the second quarter 2005 due principally to the depreciation on the assets acquired.
Interest expense increased to $4.2 million for the second quarter 2005, an increase of $4.1 million from the prior year second quarter. This increase was primarily related to interest associated with borrowings under the credit facility to finance the acquired assets and $1.0 million of accelerated amortization related to previously deferred financing costs. This accelerated amortization was associated with the Partnership retiring the term portion of its $270 million credit facility in April 2005. At June 30, 2005, there was $168.0 million outstanding under this facility.
On June 2, the Partnership closed on the sale of 2.3 million common units for total gross proceeds of $96.5 million. The net proceeds from the offering were principally used to repay in full the term loan portion of the Partnership’s credit facility and a portion of the outstanding borrowings under the revolving loan portion of the credit facility. These borrowings were incurred to finance the acquisition of the Elk City system assets in April 2005 and to refinance debt under the prior credit facility.
Interested parties are invited to access the live webcast of an investor call with management regarding our second quarter and six month results on Tuesday morning, August 2, 2005 at 8:30 am EDT by going to the home page of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 10:30 am EDT on Tuesday, August 2, 2005 until 11:59 pm on Thursday, September 1, 2005. To access the replay, dial 1-888-286-8010 and enter conference code 11864065.
Atlas Pipeline Partners, L.P. is active in the gas gathering and processing segment of the mid-stream natural gas industry. In the Mid-Continent region of Oklahoma and northern Texas, APL owns and operates approximately 2,200 miles of gas gathering pipeline. APL transports approximately 325 mmcfd from more than 880 receipt points or wells to its gas processing and treating facilities in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids (NGL) and impurities are removed. APL then sells the resulting residue gas and NGL and remits a portion of those proceeds to the producer. In Appalachia, it owns and operates more than 1,440 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio to which more than 4,800 wells are currently connected. APL gathers approximately 54.7 mmcfd from these wells. In Mid-Continent and Appalachia, the fees paid to APL are based on a percentage of the gross selling price of the gas or NGL, fixed fee per mcf transported, or on percent of index. For more information, visit our website at www.atlaspipelinepartners.com or contact pschreiber@atlaspipelinepartners.com.

Atlas America, Inc. (Nasdaq:ATLS), the parent company of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 units of limited partner interest of APL, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.
Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, volatility in the price of gas in the Appalachian and mid-continent area, actual versus projected drilling activity, volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry and the other factors disclosed under “risk factors” in the Partnership’s most recent 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Financial Summary
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
INCOME STATEMENT	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Natural gas and liquids	$79,700	$—	$122,034	$—
Transportation and compression – affiliates	5,352	4,454	10,199	8,647
Transportation and compression – third parties	23	15	38	32
Interest income and other	124	80	205	116

Total revenues and other income	85,199	4,549	132,476	8,795

Costs and expenses:
Natural gas and liquids	66,582	—	102,041	—
Plant operating	3,293	—	4,497	—
Transportation and compression	622	538	1,298	1,145
General and administrative	3,357	368	5,332	836
Compensation reimbursement – affiliates	440	215	953	328
Terminated acquisition costs	11	—	147	—
Depreciation and amortization	3,128	593	5,057	1,111
Interest	4,177	63	5,312	126

Total costs and expenses	81,610	1,777	124,637	3,546

Net income	$3,589	$2,772	$7,839	$5,249

Allocation of net income:
Limited partners’ interest	$1,573	$2,359	$4,403	$4,481
General partner’s interest	2,016	413	3,436	768

Net income	$3,589	$2,772	$7,839	$5,249

Net income per limited partner unit – basic and diluted	$0.20	$0.47	$0.58	$0.95

Weighted average limited partner units outstanding:
Basic	7,938	5,039	7,573	4,697

Diluted	7,990	5,040	7,609	4,697

Capital expenditure data:
Maintenance capital expenditures	$473	$228	$865	$597
Expansion capital expenditures	16,333	1,108	22,018	1,924

Total	$16,806	$1,336	$22,883	$2,521

	June 30,	December 31,
Balance Sheet Data (at period end):	2005	2004
Cash and cash equivalents	$13,342	$18,214

Total debt	168,166	54,452
Total partners’ capital	206,436	136,704

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Segment Information
(in thousands — unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Mid-Continent:
Revenues
Natural gas and liquids	$79,700	$—	$122,034	$—
Interest income and other	31	—	17	—

Total revenues and other income	79,731	—	122,051	—

Costs and expenses
Natural gas and liquids	66,582	—	102,041	—
Plant operating	3,293	—	4,497	—
General and administrative	2,298	—	3,049	—
Depreciation and amortization	2,503	—	3,858	—

Total costs and expenses	74,676	—	113,445	—

Segment profit	$5,055	$—	$8,606	$—

Appalachia:
Revenues
Transportation and compression	$5,375	$4,469	$10,237	$8,679
Interest income and other	93	80	188	116

Total revenues and other income	5,468	4,549	10,425	8,795

Costs and expenses
Transportation and compression	622	538	1,298	1,145
General and administrative	741	291	1,609	582
Depreciation and amortization	625	593	1,199	1,111

Total costs and expenses	1,988	1,422	4,106	2,838

Segment profit	$3,480	$3,127	$6,319	$5,957

Reconciliation of segment profit to net income:
Segment profit
Mid-Continent	$5,055	$—	$8,606	$—
Appalachia	3,480	3,127	6,319	5,957

Total segment profit	8,535	3,127	14,925	5,957
Corporate general and administrative	(769)	(292)	(1,774)	(582)
Interest	(4,177)	(63)	(5,312)	(126)

Net income	$3,589	$2,772	$7,839	$5,249

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
(in thousands — unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Reconciliation of net income to non-GAAP measure(1):
Net income	$3,589	$2,772	$7,839	$5,249
Depreciation and amortization	3,128	593	5,057	1,111
Interest expense	4,177	63	5,312	126

EBITDA	10,894	3,428	18,208	6,486

Interest expense	(4,177)	(63)	(5,312)	(126)
Non-cash compensation expense	1,709	37	2,158	37
Amortization of deferred financing costs (included within interest expense)	1,293	39	1,475	76
Maintenance capital expenditures	(473)	(228)	(865)	(597)

Distributable cash flow	$9,246	$3,213	$15,664	$5,876

(1)	EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission (SEC). Management of the Partnership believes that EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA is also a financial measurement that, with certain negotiated adjustments, is utilized within the Partnership’s financial covenants under its credit facility. EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, operating income, or cash flows from operating activities in accordance with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Reconciliation of net income to adjusted net income:
Net income	$3,589	$2,772	$7,839	$5,249
Amortization of deferred financing costs (included within interest expense) (1)	1,293	39	1,475	76
Non-cash compensation expense (2)	1,709	37	2,158	37

Adjusted net income	$6,591	$2,848	$11,472	$5,362

Net income per limited partner unit:
Basic basic	$0.56	$0.47	$1.23	$1.04

Diluted	$0.55	$0.47	$1.22	$1.04

Weighted average limited partner units outstanding:
Basic basic	7,938	5,039	7,573	4,697

Diluted	7,990	5,040	7,609	4,697

(1)	Increase relates to accelerated amortization associated with the retirement of the term portion of the Partnership’s $270 million credit facility in April 2005. The Partnership expects to amortize costs associated with the remaining portion of its credit facility in future periods.

(2)	Increase relates to vesting of incentive compensation awards based upon the achievement of specified performance goals established for the senior management of the Partnership’s Mid-Continent operations at the time of acquisition of Spectrum. The Partnership expects to recognize non-cash compensation expense in future periods for these incentive awards through 2007.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES
Operating Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Mid-Continent – Velma System(1)
Gas
Gross natural gas gathered – mcf/day	73,810	—	69,408	—
Gross natural gas processed – mcf/day	68,326	—	65,671	—
Gross residue natural gas – mcf/day	56,893	—	53,456	—
Gross margin (in thousands) (2) (3)	$2,378	$—	$4,897	$—
Natural Gas Liquid
Gross NGL sales – barrels/day	7,149	—	6,778	—
NGL gross margin (3) (4)	$4,797	$—	$8,760	$—
Condensate
Gross condensate sales – barrels/day	278	—	256	—
Condensate gross margin (3)	$1,259	$—	$1,961	$—

Mid-Continent – Elk City System(5)
Gas
Gross natural gas gathered – mcf/day	244,088	—	244,088	—
Gross natural gas processed – mcf/day	118,000	—	118,000	—
Gross residue natural gas – mcf/day	108,000	—	108,000	—
Natural Gas Liquid
Gross NGL sales – barrels/day	5,537	—	5,537	—
Condensate
Gross condensate sales – barrels/day	119	—	119	—

Appalachia
Gas
Throughput – mcf/day	54,694	52,442	53,539	51,940
Average transportation rate per mcf	$1.08	$0.94	$1.06	$0.92
Total transportation and compression revenue (in thousands)	$5,375	$4,469	$10,237	$8,679

(1)	Included from its date of acquisition on July 16, 2004.

(2)	Gross margin calculated as natural gas revenue less natural gas costs.

(3)	Natural gas and NGL gross margins and condensate equity sales do not include effects of hedging gains or losses, which are reflected in our natural gas and liquids revenue on the consolidated statements of income.

(4)	Gross margin calculated as NGL revenue less NGL costs.

(5)	Included from its date of acquisition on April 14, 2005.

Mcf – thousand cubic feet